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                                                                    EXHIBIT 99.1

COMPANY CONTACTS:
AMERICAN VANTAGE COMPANIES
RONALD J. TASSINARI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
702.227.9800

YAYA, LLC

KEITH FERRAZZI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
310.207.2702

FOR PRE-8 A.M. EST RELEASE
APRIL 17, 2003

               AMERICAN VANTAGE COMPANIES AND KNOWLEDGE UNIVERSE,
                 LLC ANNOUNCE THE FORMATION OF YAYA MEDIA, INC.

LAS VEGAS, NEVADA AND SANTA MONICA, CALIFORNIA, APRIL 17, 2003 --- American Vantage Companies (NASDAQ:AVCS) and Knowledge Universe, LLC, a privately-held limited liability company, announced today that American Vantage Companies and YaYa, LLC, a majority-owned subsidiary of Knowledge Universe, have finalized the sale of substantially all of the assets of YaYa, LLC to YaYa Media, Inc., a wholly owned subsidiary of AVCS. Effective April 16, 2003, YaYa, LLC sold substantially all of its assets, and assigned certain of its liabilities (which includes loans in the aggregate principal amount of $1,110,000 previously made by AVCS to YaYa, LLC) to YaYa Media, Inc. in exchange for 824,811 unregistered shares of AVCS common stock.

The asset purchase agreement also provides AVCS with the right to repurchase the 824,811 shares. This right, exercisable at AVCS' sole discretion, is exercisable if YaYa Media, Inc. fails to produce a net profit for the period commencing on the inception date through April 30, 2004. The right is exercisable at the purchase price of $1.40 per share and is exercisable in whole or part.

A voting agreement between YaYa, LLC and AVCS provides that YaYa, LLC will vote the 824,811 shares, as well as any subsequently purchased shares, as directed by the AVCS board of directors, except in the case of certain transactions detailed in the voting agreement.

Founded in 2000, the Los Angeles, California-based YaYa was formed to make corporate communicating more effective through the emerging medium of games. YaYa is a developer of advertiser-driven internet games, known as "advergames", which turn a simple game into a tool for data extraction and dialogues with consumers. YaYa also develops comparable internet and CD-ROM `games' to enhance its customers' traditional training programs and provide internal communications solutions. In addition, YaYa is involved in designing physical game events targeted at young adults and sponsored by YaYa's customers. Its customer base includes, but is not limited to, DaimlerChrysler Motors, Safeway, Intel and Honda. For the year ended December 31, 2002, YaYa, LLC had revenues of $4,619,000 and a net loss of $1,389,000.

Keith Ferrazzi, President and Chief Executive Officer of YaYa, LLC, will continue in the same capacity
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for YaYa Media, Inc. Mr. Ferrazzi is the former Chief Marketing Officer of
Deloitte Consulting and Starwood Hotels and Resorts Worldwide, Inc. and a recognized leader in the creation of games as a medium for communications.

"The team at YaYa has paved the road for success of games as a marketing vehicle and we are thrilled to join American Vantage Companies," said Keith Ferrazzi. "With their enthusiasm and support for our business lines, we believe that we will be able to grow and build YaYa's offering and impact on the worlds of advertising and games."

The YaYa Media, Inc. transaction is part of the previously announced strategy by American Vantage Companies to expand into areas of interest in the gaming, entertainment, media and lifestyle industries.

"Although the formation of YaYa Media, Inc. has been an extended process, our efforts have been focused on completing a transaction which would enhance stockholder value, as well as maintaining AVCS' capital resources in order to pursue other merger and acquisition opportunities. We are pleased to welcome the YaYa team to YaYa Media, Inc. and American Vantage Companies. We share a vision to lead and define alternatives to traditional broadcast and print advertising," added Ronald J. Tassinari, AVCS's Chairman. "With the completion of this transaction, we will continue to pursue standalone acquisitions and we also hope to leverage our new relationship with Knowledge Universe on applicable future projects."

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of American Vantage Companies' operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions, any unforeseen change in the markets for advertising applications or computer and internet "gaming," and other factors and uncertainties as are identified in American Vantage Companies' Form 10-KSB for the year ended July 31, 2002 and Form 10-QSB for the quarters ended January 31, 2003 and October 31, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. American Vantage Companies' actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.